Exhibit 99.1

American Oriental Bioengineering Inc. Receives NYSE Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

NEWARK, N.J., April 6, 2012 /PRNewswire-Asia-FirstCall/ -- American Oriental Bioengineering, Inc. (NYSE: AOB) (the "Company") today announced that the New York Stock Exchange (the "NYSE") has notified the Company that it is not in compliance with NYSE rules due to the Company's failure to timely file its Annual Report on Form 10-K with the Securities and Exchange Commission.

Under NYSE rules, when a Company does not comply with annual report filing requirements, the NYSE allows a company an additional six months to file its annual report in order to regain compliance.  In the case of the Company, the annual report would be due on or before October 29, 2012.  If the Company fails to file its annual report within that time period, the NYSE may, in its sole discretion, allow the Company's securities to remain listed for up to an additional six months or may, in its sole discretion, commence suspension and delisting procedures.

As previously announced, during the performance of the annual audit of the Company's financial statements for the fiscal year 2011, the Company's auditors, Ernst & Young Hua Ming's (E&Y), noted certain inconsistencies.  As a result, the Audit Committee has commenced an independent investigation into the matters identified by E&Y.  Although the Company cannot know at this time how long the investigation will take, the Company will endeavor to file the Form 10-K as soon as possible upon the completion of the investigation.

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering, Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward looking statements in this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact:

American Oriental Bioengineering, Inc.
Hong Zhu
(646) 367-1765